EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended September 30, 2004 and 2003
(Unaudited)
(In thousands, except per share data)
	2004	2003

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions	$14,295	10,437

Denominator:
Basic earnings per share -
weighted-average shares	3,569	3,541

Effect of dilutive stock options	39	35

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,608	3,576

Basic earnings per share	$4.01	2.95

Diluted earnings per share	$3.96	2.91

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(In thousands, except per share data)
	2004	2003

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$48,623	37,248
Cumulative effect of change in accounting principle	54,697	-

Net earnings	$103,320	37,248

Denominator:
Basic earnings per share -
weighted-average shares	3,560	3,531

Effect of dilutive stock options	41	27

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,601	3,558

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$13.66	10.55
Cumulative effect of change in accounting principle	15.36	-

Net earnings	$29.02	10.55

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$13.50	10.47
Cumulative effect of change in accounting principle	15.19	-

Net earnings	$28.69	10.47